QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21.1

October 15, 2009

A table of subsidiaries of Liberty Entertainment, Inc. post split-off is set forth below, indicating as to each the state or jurisdiction of organization and the names under which such subsidiaries do business. Subsidiaries not included in the table are inactive or, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Name	State/Country of Formation
090502 Limited	UK
Altadena Productions, LLC	DE
Betmart Limited	UK
Columbia Exchange Systems Ltd.	CANADA
Don Best Barbados	BARBADOS
Fox Sports Net Northwest, LLC	DE
Fox Sports Net Pittsburgh, LLC	DE
Fox Sports Net Rocky Mountain LLC	DE
FUN Technologies Limited	UK
FUN Technologies ULC (unlimited company)	NOVA SCOTIA
Game Show Enterprises, LLC	DE
Game Show Network Music, LLC	DE
Game Show Network, LLC (dba GSN LLC)	DE
Georgina Productions, LLC	DE
Greenlady Corp.	DE
Greenlady II, LLC	DE
GSN Enterprises Holdings, LLC	DE
GSN Enterprises, LLC	DE
GSN Games Network, LLC	DE
GSN Music, LLC	DE
GSN Texas, L.P.	DE
LDIG Gamenet, LLC	DE
LDIG, LLC	DE
Liberty Freedom, LLC	DE
Liberty Genius, Inc.	DE
Liberty Greensub, Inc.	DE
Liberty Sports Holdings, LLC	DE
Montana Productions, LLC	DE
SJ Sub, Inc.	DE
SkillJam EU Limited	UK
SkillJam Technologies Corporation	DE
Teagames Ltd.	UK
Texas Game Ball, LLC	DE
Texas Winnie, LLC	DE
The DirecTV Group, Inc.	DE
WorldWinner International Limited	BRITISH VIRGIN ISLANDS
WorldWinner.com, Inc.	DE

QuickLinks

  EXHIBIT 21.1